TRANSFER AGENCY AND SERVICES AGREEMENT

THIS AGREEMENT is made as of June 15, 2010, between GLG Investment Series Trust, organized as a statutory trust under the laws of Delaware (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, registered investment company, presently consisting of the portfolios listed in Appendix A (the “Portfolios”);

WHEREAS, ALPS provides certain transfer agency services to investment companies, and the Fund desires to appoint ALPS as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and ALPS desires to accept such appointment; and

WHEREAS, ALPS provide certain interactive client services to investment companies, and the Fund desires to utilize ALPS’ interactive client services to provide the Fund’s shareholders with access to shareholder account information and real-time transaction processing capabilities in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows.

1. ALPS Appointment and Duties.

(a) The Fund hereby appoints ALPS to provide the transfer agent and other specified services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth.  ALPS hereby accepts such appointment and agrees to furnish such specified services.

(b) The Fund hereby appoints ALPS to provide the interactive client services set forth in Appendix C (Transfer Agent Web Services), Appendix D (Transfer Agent IVR Services) and Appendix E (ALPS Virtual Access) attached hereto, as amended from time to time, upon the terms and conditions hereinafter set forth.  ALPS hereby accepts such appointment and agrees to furnish such specified services.

(c) ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(d) ALPS may employ or associate itself with any person or organization as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Fund shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2. ALPS Compensation; Expenses.

(a) In consideration for the services to be performed hereunder by ALPS, the Fund shall pay ALPS the fees listed in the Fee Schedule attached hereto.  Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Fund and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Fund originally provided to ALPS.  Notwithstanding the foregoing, during following each Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent as previously provided in the previous Term, the total fee for all services shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, applicable to both parties.

(b) ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein.  ALPS will not bear any of the costs of Fund personnel.  Other Fund expenses incurred shall be borne by the Fund or the Fund’s investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administrative and accounting expenses; custodial expenses; interest; Fund directors’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund’s directors; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3. Right to Receive Advice.

(a) Advice of the Fund and Service Providers.  If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Fund or, as applicable, the Fund’s investment adviser, custodian or other service providers.

(b) Advice of Counsel.  If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing, who may be counsel for the Fund or the Fund’s investment adviser (each, at the Fund’s expense) or ALPS (at the expense of ALPS).

(c) Conflicting Advice.  In the event of a conflict between directions, advice or instructions ALPS receives from the Fund or any authorized service provider on behalf of the Fund and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon the directions and follow the advice of counsel.  Upon request, ALPS will provide the Fund with a copy of the advice of counsel received pursuant to Section 3(b).

4. Standard of Care; Limitation of Liability; Indemnification.

(a) ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement, including with regard to the processing of investments checks using mutually agreed upon procedures.  The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by this Section 4 of this Agreement.

(b) In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i) the inaccuracy of factual information furnished to ALPS by the Fund or the Fund’s investment adviser or custodian or any authorized third party on behalf of the Fund;

(ii) any reasonable error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates;

(iii) ALPS’ reliance on any instruction, direction, notice, instrument or other information provided by the Fund or the Fund’s investment adviser or custodian or any authorized third party on behalf of the Fund that ALPS reasonably believes to be genuine;

(iv) failure to satisfy requests to cancel or amend payment orders, if ALPS receives such requests without reasonable time to comply with such requests;

(v) failure to detect any erroneous payment order, provided that ALPS complies with the payment order instructions as received and with the Security Procedure (as defined below);

(vi) lost interest with respect to the refundable amount of an unauthorized payment order, unless ALPS is notified of the unauthorized payment order within 30 days of notification by ALPS of the acceptance of such payment order; or

(vii) any other action or omission to act which ALPS properly takes in connection with the provision of services to the Fund pursuant to this Agreement.

(c) ALPS shall indemnify and hold harmless the Fund, the Fund’s investment adviser and their respective officers, directors, agents and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.  Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

(e) In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation.  The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim.  The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

5. Force Majeure.  No party shall be liable for losses, delays, failures, errors, interruptions or losses of data in its performance of its obligations under this Agreement if and to the extent it is caused, directly or indirectly, by reason of circumstances beyond their reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party.  In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

6. Activities of ALPS.  The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others.  The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

7. Accounts and Records.  The accounts and records maintained by ALPS shall be the property of the Fund.  ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations.  ALPS shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Fund.  The Fund shall have access to such accounts and records at all times during ALPS’ normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund’s expense.  ALPS shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.  In the event ALPS receives a request or demand for the inspection of records relating specifically to the Fund, ALPS will promptly notify the Fund of such request in writing and obtain instructions from the Fund as to the handling of such request.

8. Confidential and Proprietary Information.  In accordance with Regulation S-P and other relevant rules and regulations, ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld.  Approval may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Fund.  When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information.  ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.

9. Compliance with Rules and Regulations.  ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1940 Act, the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS).  Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Fund.  ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by the Fund.  ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

10. Confidentiality.

(a) Confidential Information.  Each of the parties hereby acknowledges that in the course of performing its obligations hereunder, the other may disclose to it certain information and know-how of a technical, financial, operational or other sort that is nonpublic and otherwise confidential or proprietary to the disclosing party.  Each party acknowledges that any such proprietary or confidential information disclosed to it is of considerable commercial value and that the disclosing party would likely be economically or otherwise disadvantaged or harmed by the direct or indirect use or disclosure thereof, except as specifically authorized by the disclosing party.  Each party therefore agrees to keep in strict confidence all such information that may from time to time be disclosed to it, and agrees not to use such information except as expressly permitted hereby or to disclose such information to any third party for any purpose without the prior consent of the other.  The provisions of this Section 10(a) shall not apply to any information if and to the extent it was (i) independently developed by the receiving party as evidenced by documentation in such party’s possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the receiving party or (iv) known to the receiving party free of restriction at the time of such disclosure.  The parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the parties shall forthwith return to one another all written materials and computer software that are the property of the other party.

ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld.  Approval may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Fund.  When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information.  ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.

(b) Specific Performance.  Each of the parties agrees that the non-breaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under Section 10(a), and that the non-breaching party would suffer irreparable injury and damage as a result of any such breach.  Accordingly, in the event either party breaches or threatens to breach the obligations set forth in Section 10(a), in addition to and not in lieu of any legal or other remedies such party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefore, prohibiting any such breach or threatened breach.  In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.

11. Representations and Warranties of ALPS.  ALPS represents and warrants to the Fund that:

(a) It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b) It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

(c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e) It is, and will continue to be, registered as a transfer agent under the 1934 Act.

(f) It has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under the rules related to the 1940 Act) related to the services provided by ALPS to the Fund.  It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Fund any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review.  It will provide the Fund with an annual report of each Material Compliance Matter (as defined under the rules related to the 1940 Act) that occurred since the date of the last report.

(g) It will impose and collect any redemption fees imposed by the portfolios of the Fund in accordance with the terms set forth in the prospectus.

(h) It will establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

(i) It will maintain insurance which covers such risks and is in such amounts, with such deductibles and exclusions, sufficient for compliance by ALPS with all requirements of law and sufficient for ALPS to perform its obligations under this Agreement; and all such policies are in full force and effect and are with financially sound and reputable insurance companies, funds or underwriters.

(j) In the event of the termination of this Agreement, ALPS shall provide reasonable cooperation to the Fund in the movement of all records (in all media) and materials of the Fund and the conversion of the shareholders accounts to a successor transfer agent.

12. Representations and Warranties of the Fund.  The Fund represents and warrants to ALPS that:

(a) It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end, registered investment company.

(b) It is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement.

(c) The Board of Trustees of the Fund has duly authorized it to enter into and perform this Agreement.

(d) A registration statement under the 1933 Act and the 1940 Act is currently, or will be upon commencement of operations, effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Fund being offered for sale.

(e) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed except that no approval shall be required for the Fund to make any modifications to its registration statement required in order to reasonably comply with the 1933 Act, 1940 Act or any other applicable laws, rules or regulations.

13. Wire Transfer Operating Guidelines/Article 4A of the Uniform Commercial Code.

(a) Obligation of Sender.  ALPS is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the security procedure agreed to between ALPS and the Fund (the “Security Procedure”) and in the amount of money that ALPS has been instructed to transfer.  ALPS shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time.  All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

(b) Security Procedure.  The Fund must notify ALPS immediately of any change in the Fund’s authorized personnel with respect to the Security Procedure.  ALPS shall verify the authenticity of all Fund instructions according to the Security Procedure.  ALPS is authorized to make exceptions to the Security Procedure if instructed by the Fund.  For purposes of this Section 13 only, instructions received from representatives of the Fund’s investment adviser will be considered to be instructions from the Fund.

(c) Account Numbers.  ALPS shall process all payment orders on the basis of the account number contained in the payment order.  In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

(d) Rejection.  ALPS reserves the right to decline to process or delay the processing of a payment order (i) which is in excess of the collected balance in the account to be charged at the time of ALPS’ receipt of such payment order; (ii) if initiating such payment order would cause ALPS, in ALPS’ sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable ALPS; or (iii) if ALPS, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

(e) ACH Credit Entries/Provisional Payments.  When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, ALPS will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries.  Credits given by ALPS with respect to an ACH credit entry are provisional until ALPS receives final settlement for such entry from the Federal Reserve Bank.  If ALPS does not receive such final settlement, the Fund agrees that ALPS shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

(f) Confirmation.  Confirmation of ALPS’ execution of payment orders shall ordinarily be provided within twenty four (24) hours’ notice of which may be delivered through ALPS’ information systems, or by facsimile or call-back.  The Fund must report any objections to the execution of an order within thirty (30) days.

14. ALPS’ Interactive Client Services.

(a) Security Procedures.  ALPS may, but shall not be required to, modify the security procedures with respect to interactive client services provided by ALPS to the Fund under this Agreement set forth in Appendix G from time to time to the extent it believes, in good faith, that such modifications will enhance the security of the ALPS’ interactive client services.  All data and information transmissions via the ALPS’ interactive client services are for informational purposes only, and are not intended to satisfy regulatory requirements or comply with any laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body, including the securities industry, which compliance is the sole responsibility of the Fund.

(b) Proprietary Rights.

(i) ALPS’ Property.  The Fund acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of ALPS.  Any software ALPS provides to the Fund pursuant to this Agreement shall be used by the Fund only during the term of this Agreement and only in accordance with the provisions of this Agreement to provide connectivity to and through ALPS, and shall not be used by the Fund to provide connectivity to or through any other system or person or organization.  Any interfaces and software developed by ALPS shall not be used to connect the Fund to any transfer agency system or any other person or organization without ALPS’ prior written approval.  Except with ALPS’ consent or in conformity with federal copyright laws, the Fund shall not copy, decompile or reverse engineer any software provided to the Fund by ALPS.  The Fund also agrees not to take any action which would mask, delete or otherwise alter any of ALPS’ on-screen disclaimers and copyright, trademark and service mark notifications provided by ALPS, in writing, from time to time, or any “point and click” features relating to user acknowledgment and acceptance of such disclaimers and notifications.

(ii) Investment Company Web Site.  The web pages that make up the Investment Company Web Site (as defined below) contain intellectual property, including, but not limited to, copyrighted works, trademarks and trade dress, that is the property of the Fund.  The Fund retains all rights in the intellectual property that resides on the Investment Company Web Site, not including any intellectual property provided by or otherwise obtained from ALPS.  To the extent that the intellectual property of the Fund is duplicated within the site maintained by ALPS for use by Fund shareholders (“ALPS’ Web Site”) to replicate the “look and feel,” trade dress or other aspect of the appearance or functionality of the Investment Company Web Site, the Fund grants to ALPS a non-exclusive, non-transferable license to such intellectual property for the duration of this Agreement.  This license is limited to the intellectual property of the Fund needed to replicate the appearance of the Investment Company Web Site and does not extend to any other intellectual property owned by the Fund.  For purposes of this Agreement “Investment Company Web Site” shall mean the collection of electronic documents or pages residing on the computer system of an Internet Service Provider (“ISP”) hired by the Fund connected to the Internet and accessible by hypertext link through the World Wide Web, where persons or organizations may view information about the Portfolio and access the various transaction screens provided by the Fund.

(iii) Fund’s IP Warranty to ALPS.  The Fund warrants to ALPS that the Fund owns or has sufficient license or other legal rights in all intellectual property (a) to the Investment Company Web Site or (b) used by the Fund with respect to, or in connection with, the Investment Company Web Site, and such use by the Fund does not infringe or otherwise violate the trademarks, copyrights or other intellectual property rights of any other party.  The Fund acknowledges and agrees that the Fund has and will maintain sufficient license or other legal rights to the Investment Company Web Site and for its use of the Investment Company Web Site at its sole expense and that ALPS is in no way responsible for obtaining or maintaining such license or rights or liable for any violations of trademarks, copyrights or other intellectual property right of any other party with respect to the Investment Company Web Site or for the Fund’s use of the Investment Company Web Site.  In the event the Fund receives notice that the use of the Investment Company Web Site is or may be infringing upon the rights of any party, the Fund agrees to promptly notify ALPS.  The Fund agrees to indemnify and hold harmless ALPS and its affiliates, officers, directors, agents and employees against any and all charges, expenses, disbursements, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements) arising directly or indirectly from any claim, action or proceeding that the use of the Investment Company Web Site infringes on a third party’s intellectual property rights.

(iv) ALPS’ IP Warranty to Fund.  Except with respect to the design and graphical elements (including, but not limited to, images and fonts) and Web pages provided to ALPS by the Fund, ALPS warrants to the Fund that ALPS owns or has sufficient license or other legal rights in all software and intellectual property used by ALPS at its facilities to provide the interactive client service, and such use by ALPS does not infringe or otherwise violate the U.S. copyrights of any other party.  In the event one or more ALPS’ interactive client services are not useable by the Fund as a result of a breach of the foregoing warranty, then ALPS will use reasonable commercial efforts to:  (a) procure for the Fund the right to continue using the ALPS’ interactive client service or infringing portion thereof, or (b) modify the ALPS’ interactive client service so that it becomes non-infringing but has substantially the same capabilities, or (c) replace the ALPS’ interactive client service or infringing part thereof by other systems of similar capability within a reasonable period of time under the circumstances.  If ALPS is not able to satisfy the foregoing requirements, then, as the sole remedy, the Fund will be entitled to terminate this Agreement immediately.

15. Documents.  The Fund has furnished or will furnish, upon request, ALPS with copies of the Fund’s [Articles of Incorporation/Declaration of Trust], advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports and all forms relating to any plan, program or service offered by the Fund.  The Fund shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents.  Upon request, the Fund shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder.  As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

16. Consultation Between the Parties.  ALPS and the Fund shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement.  In connection therewith, the Fund shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

17. Business Interruption Plan.  ALPS shall maintain in effect a business interruption plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry.  In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions.

18. Customer Identification Program.  To help the government fight the funding of terrorism and money laundering activities, federal law requires each financial institution to obtain, verify and record information that identifies each person who opens an account with that financial institution.  Consistent with this requirement, ALPS will request each party’s name, address, taxpayer identification number or other government-issued identification number, and if such party is a natural person, that party’s date of birth.  ALPS may also ask for additional identifying information, and ALPS may take steps to verify the authenticity and accuracy of these data elements.

19. Duration and Termination of this Agreement.

(a) Initial Term.  This Agreement shall become effective as of commencement of the Fund’s investment operations (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).  Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties or for cause pursuant to Section 19(c) hereof.

(b) Renewal Term.  If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the Initial Term or the then current renewal term or for cause pursuant to Section 19(c) hereof.

(c) Cause.  Notwithstanding anything to the contrary elsewhere in this Agreement, the Fund may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any Termination Payment or other liquidated damages.  For purposes of this Section 19, “cause” shall mean:

(i) willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(ii) in the event ALPS is no longer permitted to perform its duties, obligations or responsibilities hereunder pursuant to applicable law or regulatory, administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused the Fund to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Fund of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS); or

(iii) financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d) Deliveries Upon Termination.  Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of transfer agency duties and shall deliver to the Fund or as otherwise directed by the Fund (in the case of termination by the Fund, at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.  In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Fund uses all reasonable commercial efforts to appoint such replacement on a timely basis.  In no event will ALPS be required to assist any new service or system provider in modifying or altering the ALPS’ or the new agent’s system or software.

20. Assignment.  This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of ALPS, or by ALPS without the prior written consent of the Fund.

21. Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder.  To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

22. Names.  The obligations of the Fund entered into in the name or on behalf thereof by any director, shareholder, representative or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

23. Amendments to this Agreement.  This Agreement may only be amended by the parties in writing.

24. Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn:  General Counsel
Fax:  (303) 623-7850

To the Fund:

GLG Investment Series Trust
390 Park Ave.
New York, NY 10022
Attn:  Compliance
Fax:

25. Counterparts.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

26. Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

27. Severability.  If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GLG INVESTMENT SERIES TRUST

By:
Name: Alejandro San Miguel
Title: Trustee

ALPS FUND SERVICES, INC.

By:
Name: Jeremy O. May
Title: President

APPENDIX A

LIST OF PORTFOLIOS

GLG International Small Cap Fund – Institutional Class

APPENDIX B

TRANSFER AGENCY SERVICES

Shareholder Servicing

•	Handle 800-line phone calls on recorded lines

•	Design and maintain fulfillment database

•	Compile monthly reports on call statistics

•	Provide automated telephone services via ALPS’ IVR system

Transfer Agency

•	Establish and maintain shareholder accounts

•	Process and record purchase and redemption orders

•	Process dividends and capital gains distributions and mail notices

•	Perform NSCC processing

•	Produce and mail confirmations account statements and reports to shareholders

•	Process year-end shareholder tax reporting

•	Perform required AML and CIP services

•	AVA: TA Web & Shareholder Data Access (SDA)

APPENDIX C

TRANSFER AGENT WEB SERVICES

1.
Transfer Agent Web Services.  The Fund has requested, and ALPS will provide, Transfer Agent Web Services (“TA Web”) as one of the ALPS’ interactive client services provided pursuant to the terms of this Agreement.  Through TA Web, Fund’s shareholders may interact with the Fund’s transfer agent via the Internet.  This interaction includes the ability to review account information and initiate transaction requests.  If selected by the Fund, the following functions may also be included as part of TA Web.

(a)	e-Delivery. Through e-Delivery, shareholders will have the option to discontinue printed and mailed shareholder statements and shareholder tax forms in favor of electronic ones.

(b)
Web-Documents.  Through Web-Documents, shareholders will have the option to discontinue printed and mailed Regulatory Documents in favor of electronic ones.  “Regulatory Documents” shall mean the prospectus, annual report, semi-annual report and any other document required under applicable federal securities law to be delivered by the Fund to shareholders.

(c)	On-Line Account Applications. Through On-Line Account Applications, prospective shareholders will have the option to establish an account with the Fund electronically in lieu of a mailed application.

2.	ALPS’ Responsibilities. In connection with its performance of TA Web, ALPS shall:

(a)
receive transaction and new account requests electronically transmitted to the TA Web via the Internet following execution of a link from the Investment Company Web Site to TA Web and route transaction requests to the ALPS’ transfer agency system;

(b)	for each transaction request received, route transaction and new account information from the ALPS’ transfer agency system to TA Web to be viewed by users;

(c)	initiate the design, processing and maintenance of TA Web services;

(d)	provide technical support for all TA Web services, including: testing, quality control review, generation and storage;

(e)	periodically review the e-mail list for completeness and accuracy; and

(f)	provide a detailed proposal, including cost and a timeline, for any custom design or programming requested by the Fund.

3.	Fund Responsibilities. In connection with its use of TA Web, the Fund, through its service providers, shall:

(a)	provide all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the Investment Company Web Site;

(b)
design and develop the Investment Company Web Site functionality necessary to facilitate and maintain the hypertext links to TA Web and the various transaction web pages and otherwise make the Investment Company Web Site available to shareholders;

(c)
review, approve and provide ALPS with reasonable notification of modifications to any shareholder statements, Regulatory Documents and any other documents, agreements or disclosures that the Fund transmits to its shareholders e-delivery;

(d)	provide ALPS with a contact for receipt of enhancement and maintenance notices;

(e)	provide ALPS with a completed TA Web questionnaire, which includes a list of site functionality options and trading rules;

(f)	provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS’ obligations hereunder; and

(g)	provide written guidance for any custom graphic design or programmatic modifications that exceed the basic offering.

APPENDIX D

TRANSFER AGENT IVR SERVICES

1.
Transfer Agent Interactive Voice Response (“IVR”) Services.  The Fund has requested, and ALPS will provide, Transfer Agent IVR Services (“TA IVR”) as one of the ALPS’ interactive client services provided pursuant to the terms of this Agreement.  Through TA IVR, shareholders may retrieve account information and submit transaction requests directly to the Fund’s transfer agent via the telephone as described further in this Appendix.

2.	ALPS’ Responsibilities. In connection with its performance of TA IVR, ALPS shall:

(a)	receive transaction requests submitted via telephone to the TA IVR processing server and route transaction requests to the ALPS’ transfer agency system;

(b)	for each transaction request received, route transaction information from the ALPS’ transfer agency system to the IVR server to be heard by users; and

(c)	provide a detailed proposal, including cost and a timeline, for any custom design or programming requested by the Fund.

3.	Fund Responsibilities. In connection with its use of TA IVR, the Fund shall:

(a)	complete a configuration form clearly designating which features and controls should be used in the Fund’s implementation;

(b)	provide ALPS with such other written instructions as its may request from time to time relating to the performance of ALPS’ obligations hereunder;

(c)	provide ALPS with: a contact for receipt of enhancement and maintenance notices and a completed IVR questionnaire that includes a list of site functionality options and trading rules; and

(d)	provide written guidance for any custom graphic design or programmatic modifications.

APPENDIX E

ALPS VIRTUAL ACCESS

1.
ALPS Virtual Access.  The Fund has requested, and ALPS will provide, access to ALPS Virtual Access (“AVA”), an ALPS proprietary platform that provides web-based access to information and data maintained on behalf of the Fund and maintains a complete audit trail of all activity on the site.  Through AVA, the Fund may have, based on the third-party services offered under separate contract:  (i) shareholder data access, which interfaces with the transfer agency system and allows data retrieval and updates; (ii) Portfolio data access, which provides daily Portfolio and securities detail and permits the Fund to create and save its own customized reports; (iii) access to AdLit, which permits the Fund to submit sales/marketing pieces for review by ALPS’ compliance and tracks the progress of the review; and (iv) links to PolicyIQ, which provides the Fund with access to ALPS’ policies and procedures and also provides the Fund with regulatory updates.

2.	ALPS’ Responsibilities. In connection with its performance of AVA, ALPS shall:

(a)	provide technical support for AVA services, including: testing, quality control review, generation, and storage information;

(b)	establish, based on the Fund’s direction, user accounts with access to Fund’s data and information;

(c)	periodically review the list of users with access to Fund’s information and make the list available to the Fund for review; and

(d)	provide a detailed proposal, including cost and a timeline, for any custom design or programming requested by the Fund.

3.	Fund Responsibilities. In connection with its use of AVA, the Fund, through its service providers, shall:

(a)	provide all computers, telecommunications equipment and other equipment and software reasonably necessary to access the AVA site;

(b)	review, approve and provide users for access to the AVA site, including any limitations to access based on function;

(c)	periodically review users list and make any necessary modifications, including the removal of users that should no longer have access to the Fund’s information;

(d)	provide ALPS with a contact for receipt of enhancement and maintenance notices;

(e)	provide ALPS with a completed AVA questionnaire, which includes a list of site functionality options and trading rules;

(f)	provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS’ obligations hereunder; and

(g)	provide written guidance for any custom graphic design or programmatic modifications.

4.	Options Selection. AVA options are dependent of the services agreements in place with ALPS. Access will be granted to any service area that is both available to and selected by the Fund.

FEE SCHEDULE

COMPENSATION

1.	Transfer Agency Services (Appendix B)

Annual Fee:  $50,000 annual base fee per Portfolio

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee.  A charge is made for an account in the month that an account opens.

Annual Open Account Fee:

Open Accounts	Fees Per Account
0 - 50,000	$9
Greater than 50,000	$9

Annual Inactive Account Fee:

$0 per inactive account (an inactive account is an account with a zero balance that has had activity in the last eighteen months)

Annual Closed Account Fee:

$0 per closed account (a closed account is an account with a zero balance that has not had activity in the last eighteen months)

2.	Transfer Agent Web Services (Appendix C)

Fees for a basic shareholder site configuration are included in the fees set forth in this Appendix under Transfer Agency Services above.  A basic shareholder site configuration includes the following:

(a)	A single instance of TA Web that is configured to match the color and logo found on the Fund marketing site;

(b)	Any changes to the wording used throughout the site, including terms of use and shareholder agreement;

(c)	Access to all existing functionality as well as new functionality that may be made available to Fund; and

(d)	An implementation phase during which Fund is able to review and comment on shareholder site before it is made available to the shareholders.

Any graphical or programmatic modifications beyond what is offered or requested after the initial establishment of the TA Web Site will be completed based on an approved proposal that includes a statement of work, a timeline and the associated fees.  Fees are billed on a time and materials basis at then-current billing rates.

3.	Transfer Agent IVR Services (Appendix D)

Fees for a basic TA IVR instance are included in the fees set forth in this Appendix under Transfer Agency Services above.  A basic instance includes the following:

(a)	A single instance of IVR that is linked to the Fund’s identity using audio prompt;

(b)	Access to all existing functionality as well as new functionality that may be made available to Fund; and

(c)	An implementation phase during which Fund is able to review and comment on IVR configuration before it is made available to the shareholders.

Any call flow modifications beyond what is offered or requested after the initial establishment of the TA IVR instance will be completed based on an approved proposal that includes a statement of work, a timeline and the associated fees.  Fees are billed on a time and materials basis at then-current billing rates.

4.	ALPS Virtual Access (Appendix E)

Fees for Fund and third-party access to AVA are included in the fees set forth in this Appendix under Transfer Agency Services above.  This access includes the following:

(a)	User ids for an unlimited number of Fund employees and approved third parties;

(b)	Technical support and training for all Fund employees’ and

(c)
An implementation phase during which Fund is able to review the data available on AVA, review the current list of users with access to its shareholder information, request new users to be added and determine what update functionality (if any) will be required.

Any functionality modifications beyond what is offered or requested after the initial establishment of the Fund on AVA will be completed based on an approved proposal that includes a statement of work, a timeline and the associated fees.  Fees are billed on a time and materials basis at then-current billing rates.

* * * * *

Out-of-Pocket Fees:

In addition, the Fund agrees to pay ALPS its out-of-pocket expenses including, but not limited to, SAS70 control review reports, travel expenses to Board meetings and on-site supervisory reviews, board book/materials printing and mailing, fulfillment costs, confirmations and investor statements, postage, statement paper, NSCC interface fees, wire fees and other bank charges, 22c-2 fees, sales reporting and customized programming/enhancements and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties to the funds.  Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to ALPS by the Fund at least seven (7) days prior to the mailing date of such materials.  ALPS will seek advance approval before incurring any out-of-pocket expenses that are out of the ordinary course of business.

LATE CHARGES:  All invoices are due and payable upon receipt.  Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

APPENDIX F

[RESERVED]

APPENDIX G

SECURITY PROCEDURES

1.	User Access and Authentication (“TA Web”)

Initial authentication of a shareholder user in TA Web is accomplished through entry of the uniquely identifiable information know to the shareholder.  The shareholder then creates his or her own User ID and password to access TA Web.  The user ID cannot be the same as the user’s social security number, must not contain prohibited characters, and must be of a minimum length.  The user ID and password minimum and maximum lengths can be set at the fund group level.  A minimum of eight (8) characters in length and a requirement of at least one non-alpha character are recommended for the password.

The user ID will lockout after three failures.  A lockout needs to be reset by an authorized representative in shareholder services.  Prior to lockout, a shareholder may change a forgotten password by answering the custom question provided at initial authentication.  If the shareholder chooses not to create a custom question and answer, he or she will need to call and have an authorized representative reset his or her password.

User Access and Authentication (“TA IVR”)

Authentication of a shareholder user in TA IVR is based on account number, password and, optionally, social security number.

An account number is required and is used as the identification (ID) of the shareholder.  A password is required and is used as the access to the entered account.  This is the shareholder’s personal identification number (PIN).  A social security number is an optional entry requirement controlled by the Fund to add another level of authentication to access the entered account number.

To utilize the TA IVR, a shareholder must call the Fund’s shareholder services line and request:  (a) that the service be enabled for his or her account and (b) a user id and password.  The above authentication information will need to be provided in order to successfully complete the request.

User Access and Authentication (“AVA”)

Access to AVA is limited to the Fund, its designated representatives and those third-party firms that are authorized by the Fund.  All new users will need to be authorized, including the allowed level of access, by a designated Fund contact.  Once authorized, a user will be provided with a user ID and password.

The user ID will lockout after three failures.  A lockout needs to be reset by an authorized representative in AVA support.  Prior to lockout, a user may change a forgotten password by answering the custom question provided at initial authentication.  If the user chooses not to create a custom question and answer, he or she will need to call and have an authorized representative in AVA support reset his or her password.

2.	Encryption

The web servers run secure sockets layer (“SSL”).  The purpose of using SSL is to encrypt data transmissions through the ALPS’ Web Site and block communications through the ALPS’ Web Site from Internet browsers that do not support SSL data encryption.  The standard level of encryption supported by the ALPS’ Web Site is 128-bit.  ALPS also uses a certificate from a major provider of server authentication services.

Sensitive Fund data that is exchanged within TA Web user sessions is stored with a minimum of 128-bit encryption.  This includes any data passed via URL within the application.  Character validation methods are also employed to ensure that only appropriate data is passed to related databases.

3.	Network Access Control

A computer referred to as a “firewall” is located between the Internet backbone connection and the Internet accessible application hosting equipment (“web servers”).  The purpose of the firewall is to control the connectivity to the web servers at the port level.  This equipment is located in a secure and environmentally controlled data center.  Changes to the configuration of this computer are administered by authorized ALPS’ IT staff.  This equipment will not interrogate data, and its only function is to limit the type of traffic accessing the web servers to the suite of hyper-text transfer protocols (“HTTP”) transmissions.  Ports on the router are configured to be consistent with ports on the web servers.  All other ports on the router other than those configured for the web servers are not accessible from the Internet.

The web servers utilize adequate and appropriate software and hardware.  All services and functions within the web servers’ operating system are deactivated with the exception of services and functions which support TA Web or AVA.  The general purpose of this feature is to prevent external users from entering commands or running processes on the web servers.  All ports on the web servers, except those required by TA Web or AVA, are disabled.  Directory structures are “hidden” from the user.  Services that provide directory information are also deactivated.

ALPS’ administrators gain access to the web servers through a directly connected physical console or through the internal network via ALPS Secure ID.

TA Web and AVA are programmed to terminate the session/transaction between the shareholder and the application if data authentication fails.  All successful and unsuccessful sessions are logged.

4.	Limitation of Users

Access by ALPS’ personnel to the web servers is restricted within ALPS to a limited number of users based upon ALPS’ system administration requirements, as determined by appropriate ALPS’ systems managers from time to time.

5.	Independence of the Fund’s Location on the Web Servers

Independence of the Fund’s presence on the web servers is accomplished by establishing Fund-specific session variables that logically separate Fund data.  Access to web forms, style-sheets and data is governed by this structure.  The base transaction code required by ALPS’ interactive client services is, however, shared by all data set partitions.

Each Fund URL on the web servers will identify a separate Fund presence.  Access to the Fund presence on the web servers must be through the Investment Company Web Site.

Book marking of HTML pages within the Fund’s site on the web servers is not allowed.

6.	Security Review

Application security assessments and network penetration tests are performed on a periodic basis to ensure that code generated by ALPS meets industry standards and best practices.

7.	Right to Audit

The Fund is allowed to audit, at its expense, the collection of electronic documents or pages residing on ALPS’ computer system relating to the Fund’s implementation of the TA Web service, if any, linked to the Internet and accessible by hypertext link through the World Wide Web, where the transaction data fields and related screens provided by ALPS may be viewed by Users who access the ALPS Web Site once in each 12-month period and any associated systems or networks within TA Web relating to the Fund’s implementation, after providing an audit plan to ALPS and upon ALPS’ consent thereto.  The audit may include review of configurations, audit trails and maintenance of systems and software within TA Web associated with the Fund’s TA Web site on the ALPS’ Web server.  Tools that may be used for the audit may include network security tools; provided that ALPS may specify the time at which any tool is used if ALPS reasonably believes that such tool may affect system performance.  The audit will be coordinated through ALPS, and ALPS will be entitled to observe all audit activity.  Additionally, ALPS shall be entitled to all results of an audit.  The Fund will not perform any action that may interfere with the uptime or stability of ALPS’ systems or networks.  The Fund and its review team will be considered authorized users, and ALPS will not seek prosecution under any computer crime or other applicable statutes for such activity, as long as the Fund has provided ALPS a written audit plan, ALPS has approved the written audit plan and the audit was executed in accordance with the written audit plan.

8.	Fund Specific Requirements

It may be necessary to modify the security procedures to enable Fund to comply with its own internal policies.  In these cases, procedures would be modified to be no less restrictive than the above.  These changes may result in an increase to the fees or out-of-pocket fees being billed to Fund.